Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2015 First Quarter Earnings

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 28, 2015--Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the first quarter ended March 31, 2015. The Company reported net income of $978,000 for the quarter ended March 31, 2015 compared to $1.4 million for the same period in 2014. Net interest income increased during the first quarter of 2015 by $527,000 as compared to the same period in 2014. Non-interest income declined when compared to first quarter 2014 as we recognized one-time payments related to our exit of the ACH third party payment processor (“TPPP”) business line. Non-interest expenses increased with the conversion to a new technology platform allowing us to build a foundation for future growth. The Bank’s classified assets continue to decline with classified assets to capital ratio of 20.2% as of March 31, 2015 compared to 23.7% at December 31, 2014 and 82.2% at March 31, 2014.

The Bank remains well capitalized at March 31, 2015 and reports total risk based capital of 14.0%, Tier 1 risk based capital of 12.7%, and a leverage ratio of 7.7%. At December 31, 2014, the Bank had total risk based capital of 14.7%, Tier 1 risk based capital of 13.5%, and a leverage ratio of 7.2%. At March 31, 2015 the Company had total risk based capital of 14.2%, Tier 1 risk based capital of 11.0%, and a leverage ratio of 6.6%, as compared to 15.0%, 11.6%, and 6.2%, respectively at December 31, 2014. Although not significant, the decline in capital ratios for both the Bank and Company were due to the implementation of BASEL III, which became effective January 1, 2015.

Net Interest Income and Net Interest Margin:

Net interest margin annualized for the three months ended March 31, 2015 was 3.1% compared to 2.7% as of March 31, 2014. Net interest income increased to $5.7 million for the three months ended March 31, 2015, as compared to $5.2 million for the same period in 2014, primarily due to increased investment income coupled with declining interest expense. Cost of funds continues to improve as interest expense declined to $1.7 million for the three months ended March 31, 2015 compared to $2.0 million for the same period in 2014, due to a shift in deposit mix from time deposits to demand, savings, and money market deposits, lower rates on new and renewing time deposits, and declining interest expense on long-term borrowings as a result of the $22.0 million pay down in Federal Home Loan Bank borrowings during 2014.

Non-Interest Income:

Non-interest income was $1.5 million for the three months ended March 31, 2015 compared to $2.1 million for the same period in 2014. The decline in non-interest income was primarily due to lower income received through ACH TPPP indemnifications as we exit this line of business. During the first quarter of 2015, other non-interest income included indemnification income of $179,000 compared to $538,000 during the first quarter of 2014. In addition, other service charges, commissions, and fees was $60,000 lower for the three months ended March 31, 2015 as compared to the same period in 2014 due to lower premium income received on the sale of government guaranteed loans.

Non-Interest Expense:

Non-interest expense totaled $6.3 million for the three months ended March 31, 2015 compared to $6.0 million for the same period in 2014. Salaries related expenses increased $400,000 due to personnel additions, implementation of a restricted stock plan, and accruals related to performance-based compensation for 2015. Professional and consulting fees were $199,000 greater for the three months ended March 31, 2015 as compared to the same quarter in 2014 and other operating expenses increased $275,000 for this same period. These increases are the result of a project to upgrade our technology platform, in partnership with our core processor, in order to offer additional products and services for our customers. As asset quality continues to improve, collections and foreclosure expenses for the three months ended March 31, 2015 declined $308,000 and FDIC insurance premiums declined $279,000 when compared to the same period in 2014.

Balance Sheet:

Total assets were $767.2 million at March 31, 2015 compared to $820.8 million at December 31, 2014, a decline of $53.6 million. Cash, cash equivalents, and investments were $278.2 million at March 31, 2015 compared to $336.9 million at December 31, 2014, a decrease of $58.7 million or 17.4%. Outstanding gross loans increased to $458.6 million at March 31, 2015 compared to $452.3 million at December 31, 2014 as we began to implement a strategy of portfolio loan growth. Total liabilities were $724.8 million at March 31, 2015 compared to $780.1 million at December 31, 2014. The decline in both assets and liabilities were the result of a $48.1 million reduction in deposits as the Company exits the ACH TPPP business line.

Total shareholders' equity increased to $42.4 million at March 31, 2015 compared to $40.7 million at December 31, 2014. This increase resulted primarily from the net income during the first quarter, as well as increases in accumulated other comprehensive income on the available for sale securities portfolio.

Asset Quality:

Nonperforming loans totaled $8.9 million at March 31, 2015, a decrease of $1.2 million compared to $10.1 million at December 31, 2014. Foreclosed assets totaled $3.3 million at March 31, 2015 compared to $3.8 million at December 31, 2014, a reduction of $500,000. Total nonperforming assets were $12.1 million or 1.6% of total assets at March 31, 2015, as compared to $13.9 million or 1.7% of total assets at December 31, 2014. The continued declines in nonperforming loans and foreclosed assets were primarily the result of continued efforts by the Company as we execute the asset resolution plan, coupled with reduced additions to these categories. The allowance for loan and lease losses increased slightly during the quarter to $9.8 million as of March 31, 2015 compared to $9.4 million as of December 31, 2014 due to net recoveries of $413,000 during the period. The allowance for loan and lease losses as a percentage of gross loans remained constant at 2.1% at both March 31, 2015 and December 31, 2014.

President and Chief Operating Officer David H. Rupp states, “We are pleased to report a solid quarter of earnings and improvement across Four Oaks Bank. Asset quality improvements and our capital position continue to exceed our expectations. The repositioning of the balance sheet, which began late last year, continues to provide benefit as we make better use of our liquidity and become more efficient. We see increased activity across most of our markets and we are working diligently to meet the needs of our customers. We remain thankful for the support of our customers, communities and our fine team members as we focus on community banking and its important role in the economy.”

With $767.2 million in total assets as of March 31, 2015 the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fifteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman and Chief Executive Officer
or
David H. Rupp, 919-963-2177
President and Chief Operating Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer